Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and the use of our report dated May 14, 2026 relating to the financial statements of FF Global Holdings Ltd, as of and for the years ended June 30, 2025 and 2024, appearing in in this Registration Statement on Form F-1 dated May 14, 2026 filed with the Securities and Exchange Commission.

/s/ HTL International, LLC

Houston, Texas

May 14, 2026